Exhibit 23-a



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statement of NYNEX Corporation on Form S-3, (File Nos. 2-87850, 2-95141, 33-23156, 33-49105
and 333-20077), relating to the registration of 800,000 shares of Common Stock for the NYNEX Corporation Share Owner Dividend Reinvestment and Stock Purchase Plan, of our report dated February 7, 1997, which includes an explanatory paragraph stating that NYNEX Corporation changed its method of recognizing directory publishing revenues and production expenses effective January 1, 1996 and discontinued accounting for the operations of its telephone subsidiaries in accordance with Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation, in the second quarter of 1995, on our audits of the consolidated financial statements and financial statement schedule of NYNEX Corporation and its subsidiaries, as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, which report is included in the 1996 Annual Report on Form 10-K of NYNEX Corporation.

We also consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in this Registration Statement.




                                                  \s\ COOPERS & LYBRAND L.L.P.



New York, New York
July 25, 1997